Rule 424(b)(2)
Registration No. 333-173636
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of Registration
Securities Offered	Offering Price	Fee(1)
Senior Notes	$1,000,000,000	$116,100

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
PRICING SUPPLEMENT TO PROSPECTUS DATED APRIL 21, 2011, AS SUPPLEMENTED BY
PROSPECTUS SUPPLEMENT DATED APRIL 21, 2011, AND
SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER DATED APRIL 21, 2011
NO. 1 DATED MAY 19, 2011
U.S. BANCORP
Medium-Term Notes, Series T (Senior)
Medium-Term Notes, Series U (Subordinated)

CUSIP No.:	91159HHA1

Series:

☑ Series T (Senior)
☐ Series U (Subordinated)

Form of Note:

☑ Book-Entry
☐ Certificated

Principal Amount:	$1,000,000,000

Trade Date:	May 19, 2011

Original Issue Date:	May 24, 2011

Maturity Date:	May 24, 2021

Base Rate (and, if applicable, related Interest Periods):

☑ Fixed Rate Note
☐ Commercial Paper Note
☐ Federal Funds Note
☐ Federal Funds (Effective) Rate
☐ Federal Funds Open Rate
☐ Federal Funds Target Rate
☐ LIBOR Note
☐ EURIBOR Note
☐ Prime Rate Note
☐ CD Rate Note
☐ Treasury Rate Note
☐ CMT Rate Note
☐ Reuters Page FRBCMT
☐ Reuters Page FEDCMT
☐ One-Week ☐ One-Month
☐ Other Base Rate (as described below)
☐ Zero Coupon Note

Agent’s Commission:	$2,420,000

Redemption Date:	April 23, 2011
Redemption Terms: Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.

Issue Price (Dollar Amount and Percentage of Principal Amount):

Amount:	$996,190,000 / 99.619%

Proceeds to the Company:	$993,770,000

Interest Rate/Initial Interest Rate:	4.125%

Interest Payment Dates:	May 24 and November 24, beginning November 24, 2011

Regular Record Dates:	15 Calendar Days prior to each Interest Payment Date

Interest Determination Dates:

Interest Reset Dates:

Index Source:

Index Maturity:

Spread:

Spread Multiplier:

Maximum Interest Rate:

Day Count:	30/360

Minimum Interest Rate:

For Original Issue Discount Notes:

Original Issue Discount %:

Yield to Maturity:

Original Issue Discount Notes:
☐	Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.

☐	For Federal income tax purposes only.

	Price to Public	Agents’ Commissions or Discount	Proceeds to U.S. Bancorp
Per Note	99.619%	0.242%	99.377%
Total	$996,190,000	$2,420,000	$993,770,000
Other Terms:
Name of Agent and Delivery Instructions:

Deutsche Bank Securities Inc.; Morgan Stanley and Co.	/s/ Kenneth D. Nelson	(authorized officer)

Incorporated; U.S. Bancorp Investments, Inc. DTC #050	/s/ John C. Stern	(authorized officer)